Exhibit 99.1

FMC Corporation 1735 Market Street Philadelphia, PA 19103 215.299.6000 phone 215.299.5998 fax www.fmc.com

News Release

For Release: Immediate	Media contact: Jim Fitzwater – 215.299.6633
Investor relations contact: Brennen Arndt – 215.299.6266

FMC Corporation Announces Second Quarter 2006 Results

Reports Earnings of $1.47 per Diluted Share before Restructuring and Other Income and Charges

PHILADELPHIA, August 1, 2006 — FMC Corporation (NYSE: FMC) today reported net income of $46.3 million, or $1.16 per diluted share, in the second quarter of 2006, versus net income of $31.2 million, or $0.80 per diluted share, in the second quarter of 2005. Net income in the current quarter included restructuring and other income and charges of $12.2 million after-tax, or charges of $0.31 per diluted share, versus restructuring and other income and charges of $21.6 million, or charges of $0.55 per diluted share, in the prior-year quarter. Excluding these items, the company earned $1.47 per diluted share in the current quarter, an increase of 9 percent versus $1.35 per diluted share in the second quarter of 2005. Second quarter revenue of $592.3 million increased 5 percent versus $565.6 million in the prior year.

William G. Walter, FMC chairman, president and chief executive officer, said: “We delivered another quarter of good performance, with earnings at the high end of our expected range. FMC continues to benefit from the diversity of our end markets and relative insensitivity to GDP cycles. Agricultural Products met our earnings expectations through improved margins. Specialty Chemicals again delivered double-digit earnings growth on higher volumes and selling prices. Industrial Chemicals continued to realize significant pricing leverage, particularly in soda ash. Our second quarter performance was achieved despite the impacts of higher energy and raw material costs.”

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Page 2/ FMC Corporation Announces Second Quarter 2006 Results

Revenue in Agricultural Products of $184.4 million was 6 percent lower than last year’s quarter. Sales in North America and Europe were lower as a result of the previously reported shift of some product sales into the first quarter and the continued impact of generic competition. Sales in Asia continued to demonstrate good growth, while Latin American sales rose modestly. Despite the lower revenue, segment earnings before interest and taxes (“segment earnings”) of $44.5 million were essentially level to the $44.6 million a year ago. Margin expansion was achieved as a result of improved product mix and further supply chain productivity improvements, which more than offset the revenue decline and higher raw material costs.

Revenue in Specialty Chemicals was $156.6 million, an increase of 5 percent versus the prior-year quarter, driven by strong global demand and higher selling prices in lithium and pharmaceutical excipients in BioPolymer. Segment earnings of $35.9 million increased 12 percent versus the year ago quarter, as a result of the strong lithium and pharmaceutical excipients performance, partially offset by unfavorable foreign currency translation and higher energy and raw material costs.

Revenue in Industrial Chemicals was $252.3 million, an increase of 14 percent from the prior-year quarter, as sales gains were achieved across soda ash, peroxygens and Foret. Higher selling prices for soda ash and hydrogen peroxide were the primary drivers. Segment earnings of $24.9 million increased 2 percent versus the year ago quarter, as the revenue gains were mitigated by higher energy costs, particularly in Spain, higher raw material costs and the absence of profits from Astaris, which was divested in November 2005.

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Page 3/ FMC Corporation Announces Second Quarter 2006 Results

Corporate expense was $11.2 million, as compared to $11.1 million a year ago. Interest expense, net, was $9.2 million, down from $17.0 million in the prior-year period due to lower interest rates and debt levels. On June 30, 2006, gross consolidated debt was $680.4 million, and debt, net of cash, was $476.6 million. For the quarter, depreciation and amortization was $33.5 million and capital expenditures were $28.8 million.

Six Months Results

Revenue was $1,186.4 million, an increase of 6 percent as compared with $1,118.0 million in the prior-year period. Net income was $84.0 million, down 12 percent from $95.7 million in the year-earlier period. Net income in the current period included restructuring and other income and charges of $43.5 million, versus restructuring and other income and charges of $0.1 million in the prior-year period. Excluding these charges, the company earned $127.5 million in the first half of 2006, an increase of 33 percent versus $95.6 million in the first half of 2005.

Revenue in Agricultural Products was $391.0 million, a decrease of 1 percent versus the prior-year period. The continued impact of generic competition in North America and lower sales in Brazil more than offset continued growth in crop protection markets in North America, Europe and Asia. Segment earnings were $99.2 million, an increase of 27 percent from the first half of 2005 due to an improved product and geographic mix and continued supply chain productivity improvements, which more than offset the unfavorable impacts of generic competition and higher raw material costs.

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Page 4/ FMC Corporation Announces Second Quarter 2006 Results

Revenue in Specialty Chemicals was $299.8 million, an increase of 5 percent versus the prior-year period, driven by demand growth and higher selling prices for lithium and pharmaceutical excipients in BioPolymer. Segment earnings of $67.3 increased 11 percent versus the year-earlier period due to the strong commercial performance in lithium and BioPolymer, which more than offset unfavorable foreign currency translation and increased energy and raw material costs.

Revenue in Industrial Chemicals was $497.5 million, an increase of 13 percent versus the prior-year period as a result of higher selling prices for soda ash and hydrogen peroxide. Segment earnings of $54.2 million increased 18 percent versus the year-earlier period, driven by significantly higher domestic and export soda ash selling prices, despite higher raw material, transportation and energy costs and the absence of profits from Astaris, which was divested in November 2005.

Corporate expense was $22.5 million, as compared to $22.3 million in the year-earlier period. Interest expense, net, was $17.6 million, down from $34.0 million in the prior-year period due to lower interest rates and debt levels. For the period, depreciation and amortization was $65.6 million and capital expenditures were $45.9 million.

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Outlook

Regarding the outlook for 2006, Walter said: “Based on our current outlook for each of our businesses, we are reaffirming our full-year 2006 outlook for earnings before restructuring and other income and charges of $5.35 to $5.55 per diluted share. Through the balance of the year, we expect to realize the ongoing benefits of higher selling prices in Industrial Chemicals, lower interest expense and continued growth in Specialty Chemicals and Agricultural Products, though unfavorable currency translation and higher energy and raw material costs are expected to persist.”

Walter added: “For the third quarter of 2006, we expect earnings before restructuring and other income and charges of $0.95 to $1.05 per diluted share.”

FMC will conduct its second quarter conference call and webcast at 11:00 a.m. EDT on Wednesday, August 2, 2006. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the Company will also provide supplemental information on the web including: details on the 2006 earnings outlook, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs over 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

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Page 6/ FMC Corporation Announces Second Quarter 2006 Results

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2005 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenue	$592.3	$565.6	$1,186.4	$1,118.0

Costs of sales and services	407.9	387.4	808.3	777.6
Selling, general and administrative expenses	70.5	68.5	138.0	134.0
Research and development expenses	22.6	23.7	44.6	48.3
In-process research and development	2.0	—	2.0	—
Restructuring and other charges	35.7	25.4	66.8	28.7

Total costs and expenses	538.7	505.0	1,059.7	988.6

Income from operations	53.6	60.6	126.7	129.4

Equity in (earnings) of affiliates	(0.7)	(3.2)	(1.3)	(7.5)
Investment gains	—	(9.3)	—	(9.3)
Minority interests	2.5	1.8	4.5	3.1
Interest expense, net	9.2	17.0	17.6	34.0
Loss on extinguishment of debt	—	1.8	—	1.8

Income from continuing operations before income taxes	42.6	52.5	105.9	107.3

Provision for income taxes	7.3	19.2	32.3	38.5

Income from continuing operations	35.3	33.3	73.6	68.8
Discontinued operations, net of income taxes	11.0	(2.1)	10.4	26.9

Net income	$46.3	$31.2	$84.0	$95.7

Basic earnings (loss) per common share:

Continuing operations	$0.91	$0.89	$1.91	$1.84
Discontinued operations	0.29	(0.06)	0.27	0.72

Basic earnings per common share	$1.20	$0.83	$2.18	$2.56

Average number of shares used in basic earnings per share computations	38.7	37.6	38.5	37.4

Diluted earnings (loss) per common share:
Continuing operations	$0.88	$0.85	$1.85	$1.77
Discontinued operations	0.28	(0.05)	0.26	0.69

Diluted earnings per common share	$1.16	$0.80	$2.11	$2.46

Average number of shares used in diluted earnings per share computations	39.9	39.2	39.8	38.9

Other Data:
Capital expenditures	$28.8	$22.7	$45.9	$36.6
Depreciation and amortization expense	$33.5	$35.5	$65.6	$70.1

Attachment 1 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenue	$592.3	$565.6	$1,186.4	$1,118.0

Costs of sales and services	407.9	387.4	808.3	777.6
Selling, general and administrative expenses	70.5	68.5	138.0	134.0
Research and development expenses	22.6	23.7	44.6	48.3

Total costs and expenses	501.0	479.6	990.9	959.9

Income from operations	91.3	86.0	195.5	158.1

Equity in (earnings) of affiliates	(0.7)	(3.2)	(1.3)	(6.5)
Minority interests	2.5	1.8	4.5	3.1
Interest expense, net	9.2	17.0	17.6	34.0

Income from continuing operations before income taxes, excluding restructuring and other income and charges	80.3	70.4	174.7	127.5

Provision for income taxes	21.8	17.6	47.2	31.9

After-tax income from continuing operations, excluding restructuring and other income and charges *	$58.5	$52.8	$127.5	$95.6

Basic after-tax income from continuing operations per share, excluding restructuring and other income and charges	$1.51	$1.40	$3.31	$2.56

Average number of shares used in basic after-tax income per share computations	38.7	37.6	38.5	37.4

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges	$1.47	$1.35	$3.20	$2.46

Average number of shares used in diluted after-tax income per share computations	39.9	39.2	39.8	38.9

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other income and charges,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other income and charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

See attachment 3 of 6 for the reconciliation of Non-GAAP financial measures to GAAP financial results.

Attachment 2 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net income (GAAP)	$46.3	$31.2	$84.0	$95.7
Discontinued operations, net of income taxes (a)	(11.0)	2.1	(10.4)	(26.9)
Restructuring and other charges (b)	35.7	25.4	66.8	27.7
In-process research and development (c )	2.0	—	2.0	—
Loss on extinguishment of debt (d)	—	1.8	—	1.8
Investment gains (e)	—	(9.3)	—	(9.3)
Tax effect of restructuring and other charges, in-process research and development, loss on extinguishment of debt and investment gains	(14.5)	1.6	(14.9)	0.7
Tax adjustments (f)	—	—	—	5.9

After-tax income from continuing operations, excluding restructuring and other income and charges (Non-GAAP)	$58.5	$52.8	$127.5	$95.6

Diluted earnings per common share (GAAP)	$1.16	$0.80	$2.11	$2.46
Discontinued operations per diluted share	(0.28)	0.05	(0.26)	(0.69)
Restructuring and other charges per diluted share, before tax	0.90	0.65	1.68	0.71
In-process research and development per diluted share, before tax	0.05	—	0.05	—
Loss on extinguishment of debt per diluted share, before tax	—	0.05	—	0.05
Investment gains per diluted share, before tax	—	(0.24)	—	(0.24)
Tax effect of restructuring and other charges, in-process research and development, loss on extinguishment of debt and investment gains per diluted share	(0.36)	0.04	(0.38)	0.02
Tax adjustments per diluted share	—	—	—	0.15

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges (Non-GAAP)	$1.47	$1.35	$3.20	$2.46

Average number of shares used in diluted after-tax income from continuing operations per share computations	39.9	39.2	39.8	38.9

(a)	Discontinued operations for the three months ended June 30, 2006 primarily includes gain from sale of land located in San Jose, California to the City of San Jose partially offset by the provision for environmental liabilities and legal reserves related to previously discontinued operations. The land sale completes the sale of land that was formerly used by our defense business, which we divested in 1997. Discontinued operations for the three months ended June 30, 2005 primarily includes provision for environmental liabilities and legal reserves related to previously discontinued operations. Discontinued operations for the six months ended June 30, 2006 and 2005 primarily includes income from sale of real estate property in San Jose partially offset by provision for environmental liabilities and legal reserves related to previously discontinued operations.
(b)	Restructuring and other charges for the three months ended June 30, 2006 primarily includes charges related to the settlement of an antitrust class action involving our microcrystalline cellulose product in our Specialty Chemicals segment ($25.0 million), abandonment of a building at one of our manufacturing locations in our Agricultural Products segment ($6.1 million) and asset abandonment and severance charges related to workforce reductions at our Princeton, New Jersey R&D facility ($4.8 million) also in our Agricultural Products segment. For the six months ended June 30, 2006, in addition to the above, restructuring and other charges primarily includes a charge of €25 million (US$30 million) related to a fine imposed on us by the European Commission as a result of alleged violations of competition law in the hydrogen peroxide business in Europe prior to 2000. This fine is associated with our Industrial Chemicals segment. We have appealed the decision of the European Commission.

Restructuring and other charges for the three and six months ended June 30, 2005 primarily include charges of $20.6 million related to the closure of our Copenhagen, Denmark carrageenan plant and blending facility in Bezons, France in our Specialty Chemicals segment. For the six months ended June 30, 2005 amount includes our share of charges recorded by Astaris, LLC, the phosphorus joint venture. Included in “Equity in (earnings) of affiliates” was $1.0 million of income for the six months ended June 30, 2005, which represents adjustments to liabilities related to restructuring and other charges recorded by Astaris, LLC.

(c)	In the second quarter of 2006, our Agricultural Products segment entered into development agreements with a third-party company, whereby we were given the right to further develop one of such party’s products in certain geographic markets. Under the agreements, we paid $2 million and have recorded this amount as a charge to in-process research and development.
(d)	In connection with entering into the 2005 Credit Agreement we wrote off approximately $1.2 million of deferred financing fees associated with the previous credit agreement and $0.6 million of fees associated with the new agreement.
(e)	Amount represents gain on sale of our 50% equity method investment in Sibelco.
(f)	Tax adjustments represent adjustments to income tax liabilities related to foreign intercompany dividends and foreign earnings tax rates.

Attachment 3 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue

Agricultural Products	$184.4	$196.4	$391.0	$394.5
Specialty Chemicals	156.6	148.7	299.8	285.5
Industrial Chemicals	252.3	221.5	497.5	439.9
Eliminations	(1.0)	(1.0)	(1.9)	(1.9)

	$592.3	$565.6	$1,186.4	$1,118.0

Income from continuing operations before income taxes

Agricultural Products	$44.5	$44.6	$99.2	$78.2
Specialty Chemicals	35.9	32.0	67.3	60.4
Industrial Chemicals	24.9	24.5	54.2	46.1
Eliminations	—	0.1	—	0.4

Segment operating profit	105.3	101.2	220.7	185.1
Corporate	(11.2)	(11.1)	(22.5)	(22.3)
Other income (expense), net	(4.6)	(2.2)	(5.9)	(0.6)

Operating profit from continuing operations before items noted below	89.5	87.9	192.3	162.2

Restructuring and other charges (a)	(35.7)	(25.4)	(66.8)	(27.7)
Interest expense, net	(9.2)	(17.0)	(17.6)	(34.0)
In-process research and development (b)	(2.0)	—	(2.0)	—
Investment gains (c)	—	9.3	—	9.3
Loss on extinguishment of debt (d)	—	(1.8)	—	(1.8)
Affiliate interest expense (e)	—	(0.5)	—	(0.7)

Income from continuing operations before income taxes	$42.6	$52.5	$105.9	$107.3

(a)	Restructuring and other charges for the three months ended June 30, 2006 related to Specialty Chemicals ($24.1 million), Agricultural Products ($11.0 million) and Industrial Chemicals ($0.6 million). Restructuring and other charges for the three months ended June 30, 2005 related to Specialty Chemicals ($21.1 million) and Agricultural Products ($4.3 million).

Restructuring and other charges for the six months ended June 30, 2006 related to Industrial Chemicals ($31.0 million), Specialty Chemicals ($24.1 million), Agricultural Products ($11.0 million) and Corporate ($0.7 million). Restructuring and other charges for the six months ended June 30, 2005 related to Specialty Chemicals ($22.2 million), Agricultural Products ($6.5 million) and Industrial Chemicals ($1.0 million-income).

(b)	In the second quarter of 2006, our Agricultural Products segment entered into development agreements with a third-party company, whereby we were given the right to further develop one of such party’s products in certain geographic markets. Under the agreements, we paid $2 million and have recorded this amount as a charge to in-process research and development.
(c)	Amount represents gain on sale of our 50% equity method investment in Sibelco.
(d)	In connection with entering into the 2005 Credit Agreement we wrote off approximately $1.2 million of deferred financing fees associated with the previous credit agreement and $0.6 million of fees associated with the new agreement.
(e)	FMC’s share of interest expense of the phosphorus joint venture prior to the joint venture’s sale of substantially all of its assets in the fourth quarter of 2005. The equity in (earnings) of the phosphorus joint venture is included in Industrial Chemicals.

Attachment 4 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	June 30, 2006	December 31, 2005
Cash and cash equivalents	$203.8	$206.4
Trade receivables, net	599.9	494.3
Inventories	196.0	215.7
Other current assets	97.3	119.0
Deferred income taxes	36.8	31.9

Total current assets	1,133.8	1,067.3

Property, plant and equipment, net	1,001.9	1,012.0
Goodwill	157.5	148.6
Deferred income taxes	348.1	374.6
Other long - term assets	139.9	137.5

Total assets	$2,781.2	$2,740.0

Short - term debt	$65.1	$79.5
Current portion of long - term debt	40.8	0.9
Accounts payable, trade and other	254.3	301.0
Guarantees of vendor financing	23.2	30.4
Accrued pensions and other post-retirement benefits, current	10.9	10.9
Other current liabilities	286.7	236.6

Total current liabilities	681.0	659.3

Long-term debt	574.5	639.8
Long-term liabilities	482.3	481.6
Stockholders’ equity	1,043.4	959.3

Total liabilities and stockholders’ equity	$2,781.2	$2,740.0

Attachment 5 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Six months ended June 30,
	2006	2005
Cash provided by operating activities	$80.6	$70.7

Cash provided by operating activities of discontinued operations	5.1	41.7

Cash provided (required) by investing activities:
Capital expenditures	(45.9)	(36.6)
Other investing activities	13.4	15.0

	(32.5)	(21.6)

Cash provided (required) by financing activities:
Increase (decrease) in short-term debt	(14.4)	15.0
Net decrease in restricted cash	—	9.7
Proceeds from borrowings	—	100.0
Repayment of long-term debt	(42.4)	(160.2)
Dividends paid	(7.0)	—
Other financing activities	6.1	20.0

	(57.7)	(15.5)

Effect of exchange rate changes on cash	1.9	(18.6)

Increase (decrease) in cash and cash equivalents	(2.6)	56.7

Cash and cash equivalents, beginning of year	206.4	212.4

Cash and cash equivalents, end of period	$203.8	$269.1

Attachment 6 of 6